EXHIBIT 21

Subsidiaries of Simply, Inc.

•	Cooltech Corp. (Canada Corporation)
•	Cooltech Distribution LLC (Florida LLC)
•	Cooltech Holding, Inc. (Nevada Corporation)
•	InfoSonics de Guatemala S.A. (Guatemala Corporation)
•	InfoSonics de Mexico S.A. de C.V. (Mexico Corporation)
•	InfoSonics de Panama (Panama Corporation)
•	InfoSonics El Salvador S.A. de C.V. (El Salvador Corporation)
•	InfoSonics Latin America, Inc. (CA Corporation)
•	OneClick International, LLC (Florida LLC)
•	OneClick License LLC (Florida LLC)
•	Simply Mac, Inc. (Utah Corporation)
•	Tekart LLC (Florida LLC)
•	verykool USA, Inc. (Maryland Corporation)